UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2016

Starwood Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34436	27-0247747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Senior Notes Offering

On December 5, 2016, Starwood Property Trust, Inc., a Maryland corporation (the “Company”), issued a press release announcing that it had commenced a private offering (the “Offering”) of $500 million aggregate principal amount of its unsecured senior notes due 2021 (the “Notes”). A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The Company intends to use the net proceeds from the Offering to repay a portion of the amount outstanding under its existing $653.2 million term loan agreement (the “Existing Term Loan”) and for other general corporate purposes, which may include the payment of liabilities and other working capital needs.

The Notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes will not initially be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements of the Securities Act or any state securities laws.

The information contained in this Current Report on Form 8-K, including exhibit hereto, is neither an offer to sell nor a solicitation of an offer to purchase any of the Notes or any other securities.

Other Information

On December 5, 2016, the Company announces the following:

New Revolving Credit and Term Loan Facility

The Company is negotiating a new credit agreement (the “New Credit Agreement”) for a new $300 million four-year secured term loan and a new $100 million four-year secured revolving credit facility, in each case subject to two 180-day extensions upon satisfaction of customary conditions precedent, including payment of a fee to the lenders. The Company anticipates that it would be the borrower under the New Credit Agreement and that borrowings under the New Credit Agreement would be secured by mortgage loans (and A-Note, B-Note and senior and junior participation interests therein), mezzanine loans, equity interests in commercial real property, commercial mortgage-backed securities, residential mortgage-backed securities and servicing and special servicing rights and would be guaranteed by certain of Company’s subsidiaries which directly or indirectly hold such investments and equity interests.  In addition, the Company anticipates the New Credit Agreement will contain covenants, representations and warranties and events of default customary for borrowings of this type.

If the Company enters into the New Credit Agreement, it intends to draw the entire $300 million term loan upon entering into such agreement and to use a portion of the proceeds from the new term loan, together with net proceeds from the Offering, to repay in full the Existing Term Loan, which, as of September 30, 2016, had approximately $653.2 million outstanding. The balance of the proceeds from the new term loan would be used for general corporate purposes, which may include investment in commercial real estate-related assets and debt obligations, the payment of liabilities and other working capital needs. If the Company enters into the New Credit Agreement, it does not intend to draw any of the $100 million revolving credit facility immediately upon entering into such agreement.

The Company expects to enter into the New Credit Agreement prior to or contemporaneously with the closing of the Offering. However, the Company has not obtained any financing commitments for the New Credit Agreement, and it is subject to the execution of definitive documentation and other uncertainties, many of which are not within the Company’s control. There can be no assurance that the Company will enter into the New Credit Agreement on the terms or within the time frame described or at all.

Medical Office Portfolio and Acquisition Credit Facility

On September 30, 2016, SPT Ivey Holdings, LLC (“Holdings”) (a newly-formed, indirect wholly-owned subsidiary of the Company) entered into a purchase and sale agreement with the sellers named therein to acquire a stabilized portfolio of 38 medical office buildings which are geographically dispersed throughout the U.S. and primarily affiliated with major hospitals or located on or adjacent to major hospital campuses (the “Medical Office Portfolio”).  The aggregate purchase price for the Medical Office Portfolio, which collectively comprises approximately 2.2 million square feet, is approximately $837.9 million assuming the full portfolio is acquired.  The Medical Office Portfolio is 95% occupied and carries a weighted average remaining lease term of seven years.  Although the precise timing has not been determined, it is currently anticipated that the acquisition may close in one or more stages in December 2016 and/or early 2017, subject to various closing conditions.  In October 2016, the Company funded a $40.0 million deposit associated with this acquisition.

The Company is in negotiations for Holdings and its property owning subsidiaries to enter into a credit agreement (the “Acquisition Credit Agreement”) for an up to $579 million five-year secured term loan facility.  The Company anticipates that borrowings under the Acquisition Credit Agreement would be secured by mortgages on the Medical Office Portfolio and guaranteed by the Company pursuant to a customary “bad boy” non-recourse carve out guaranty and by Holdings pursuant to a customary full payment guaranty.  In addition, the Company anticipates that the Acquisition Credit Agreement will contain covenants, representations and warranties and events of default customary for borrowings of this type. If the Company enters into the Acquisition Credit Agreement, it intends to use the proceeds of the loans thereunder primarily to purchase the Medical Office Portfolio, to pay transaction fees incurred in connection with the Medical Office Portfolio and to finance tenant improvements and leasing commissions in connection with the Medical Office Portfolio.

The Company expects to enter into the Acquisition Credit Agreement contemporaneously with the closing or closings of the acquisition of the Medical Office Portfolio.  However, acquiring the Medical Office Portfolio and entering into the Acquisition Credit Agreement are subject to uncertainties, many of which are not within the Company’s control.  There can be no assurance that the Company will acquire the Medical Office Portfolio or enter into the Acquisition Credit Agreement on the terms or within the time frame described, in its entirety or at all.

Additional Risk Factor

The following risk factor is provided to update the risk factors of the Company previously disclosed in its periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016:

If we acquire the Medical Office Portfolio, we would be subject to the general risks of owning properties relating to the healthcare industry.

If we acquire the Medical Office Portfolio, the economic performance and value of the properties in the portfolio and of some or all of the tenants/operators of such properties could be adversely affected by many factors that are generally applicable to properties relating to the healthcare industry, including the following:

•                  adverse trends in healthcare provider operations, such as changes in the demand for and methods of delivering healthcare services, changes in third-party reimbursement policies, significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas, increased expense for uninsured patients, increased competition among healthcare providers, increased liability insurance expense, continued pressure by private and governmental payors to reduce payments to providers of services and increased scrutiny of billing, referral and other practices by federal and state authorities and private insurers;

•                  extensive healthcare regulation, changes in enforcement policies with respect to such regulation and potential changes in the regulatory framework of the healthcare industry; and

•                  significant legal actions brought against tenants/operators that could subject them to increased operating costs and substantial uninsured liabilities.

Other

As of September 30, 2016, the Company had approximately $1.2 billion of total unencumbered assets, and, as of the same date, on a pro forma basis after giving effect to (1) the issuance and sale of the Notes in the Offering, (2) the use of net proceeds from the Offering and from certain of the term loan borrowings the Company plans to make under the expected New Credit Agreement upon the completion of the Offering and entering into the New Credit Agreement to repay in full the Existing Term Loan and (3) the other term loan borrowings the Company plans to make under the expected New Credit Agreement upon the completion of the Offering and entering into the New Credit Agreement, the Company would have had approximately $3.3 billion of total unencumbered assets.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibit

Exhibit Number	Description

99.1	Press Release dated December 5, 2016 issued by Starwood Property Trust, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2016	STARWOOD PROPERTY TRUST, INC.

	By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Chief Operating Officer and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 5, 2016 issued by Starwood Property Trust, Inc.